This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-113571

PROSPECTUS

3,144,390 Shares

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

The 3,144,390 shares of common stock being offered by this prospectus are being offered by the selling shareholders or their permitted transferees and are being registered for resale. We will not receive any proceeds from the sale of the shares.

The selling shareholders may offer shares of our common stock on one or more exchanges, including the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise. The shares may be sold by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares;

•	in one or more underwritten offerings on a firm commitment or best efforts basis; and

•	a combination of any such methods of sale.

The selling shareholders may sell the shares through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). We will pay substantially all of the costs, expenses and fees incurred by the selling shareholders in connection with the registration of the shares offered under this prospectus. In the event of an underwritten offering, the selling shareholders will pay brokerage commissions, underwriting discounts and all other expenses incurred in the underwritten offering that would not be incurred if the offering were not an underwritten offering.

Investing in our securities involves risk. The risks associated with an investment in our company are described in the risk factors contained in certain of the documents we incorporated by reference into this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “FNF.” The last reported sales price for our common stock on the New York Stock Exchange on March 11, 2004 was $37.73 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2004

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, or incorporated by reference in this prospectus, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 made based upon, among other things, our current assumptions, expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “plans,” “projects,” “intends” or similar expressions. Forward-looking statements in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, include, but are not limited to, statements regarding:

•	general economic and business conditions, including interest rate fluctuations and general volatility in the capital markets;

•	changes in the performance of the real estate markets, and industries serving those markets;

•	the impact of competitive products and pricing;

•	success of operating initiatives;

•	the availability of qualified personnel;

•	employee benefits costs; and

•	growth-related costs and synergies.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business and financial market conditions;

•	changes in government regulations;

•	changes in capital requirements;

•	changes in our credit rating;

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	the extent to which we are able to develop and market new and improved services;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	cost overruns relating to improvements or the expansion of our operations; and

•	civil disturbance or terroristic threats or acts.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we currently expect. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

FIDELITY NATIONAL FINANCIAL, INC.

We are the largest title insurance and diversified real estate services and solutions company in the United States. Our title insurance underwriters – Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title – together issued approximately 29% of all title insurance policies issued nationally during 2002. We provide title insurance in 49 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands, and in Canada and Mexico. We have leveraged our national network of 1,100 direct offices and 9,500 agents to secure the leading market share (based on net premiums written) in three out of the four states that account for approximately 50% of the real estate activity in the country.

Through our subsidiary, Fidelity Information Services, Inc., or FIS, we are a worldwide provider and one of the largest providers of information-based technology and processing services to financial institutions and the mortgage and financial services industries in the United States. FIS processes nearly 50% of all residential mortgages in the United States, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50 banks in the United States and has clients in more than 50 countries who rely on its processing and outsourcing products and services.

We also provide a broad array of escrow and other title related services, as well as real estate information products and services, default management services and specialty insurance services. Escrow and other title related services include collection and trust activities, trustee’s sales guarantees, recordings and reconveyances. Real estate information services include property appraisal services, credit reporting, exchange intermediary services in connection with real estate transactions, real estate tax services, property data and disclosure services, flood certification, multiple listing services, relocation services and mortgage loan fulfillment services. Default management services include foreclosure posting and publishing services, loan portfolio services, field services and property management. Our specialty insurance division issues flood, home warranty and homeowners insurance policies.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 854-8100.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the selling shareholders sell all the securities covered by this prospectus:

•	Annual Report on Form 10-K filed for the year ended December 31, 2003;

•	Current Report on Form 8-K dated February 9, 2004; and

•	The description of our common stock which is contained in our Registration Statement on Form 8-A filed on February 4, 1992, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares covered by this prospectus, all of which are being offered by the selling shareholders. For additional information see “Selling Shareholders” and “Plan of Distribution” elsewhere in this prospectus.

SELLING SHAREHOLDERS

The selling shareholders were direct and indirect stockholders of Aurum Technology Inc. We acquired Aurum in a merger on March 11, 2004, as a result of which Aurum became our indirect wholly-owned subsidiary. As consideration for our acquisition of Aurum, we paid a combination of cash and shares of our common stock to Aurum’s stockholders. Only accredited investors were entitled to receive stock in the merger.

CBS Holdings, L.L.C. was one of the stockholders of Aurum that acquired our common stock in the merger. Under this prospectus, CBS Holdings, L.L.C. may distribute shares of our common stock that it acquired in the merger to its equity owners. CBS Holdings, L.L.C., its individual equity owners and the other selling shareholders listed in the table below may sell from time to time all or a portion of these shares of our common stock.

The table set forth below includes immaterial selling shareholders, as a group, that hold less than 1% of our outstanding common stock in the aggregate and listed in the table as “Other”. None of the selling shareholders has held a position or office or had a material relationship with us within the past three years other than in connection with the proposed merger.

The following table reflects:

•	The name of each named selling shareholder;

•	The number of shares of common stock owned by each named selling shareholder after the merger and before this offering;

•	The number of shares of common stock owned by each named selling shareholder assuming CBS Holdings, L.L.C. distributes to its members all of the shares it acquires in the merger other than those held in escrow;

•	The number of shares of common stock each named selling shareholder is offering for sale under this prospectus; and

•	The number of shares each named selling shareholder will own on completion of this offering, assuming the sale by each selling shareholder of all shares being offered.

The last two columns of this table assume that all shares covered by this prospectus will be sold by the selling shareholders to third parties, that no additional shares of our common stock are bought or sold by the selling shareholders and that no selling shareholder owns shares of our common stock of which we have no knowledge.

	Shares To Be
	Owned	Shares Assuming	Shares	Shares After
Name	After Merger	Distribution	Offered	Offering

CBS Holdings, L.L.C.(1)(2)(3)	2,458,616	511,902	511,902	0
J.P. Morgan Trust, National Association(4)	511,902	511,902	511,902	0
Willis Stein & Partners II, L.P.(3)	0	1,659,445	1,659,445	0
Willis Stein & Partners Dutch, L.P.(3)	0	106,156	106,156	0
Willis Stein & Partners III, L.P.(3)	236,548	236,548	236,548	0
Willis Stein & Partners Dutch III-A, L.P.(3)	7,122	7,122	7,122	0
Willis Stein & Partners Dutch III-B, L.P.(3)	7,122	7,122	7,122	0
Willis Stein & Partners III-C, L.P.(3)	2,051	2,051	2,051	0
Heller Financial, Inc.	15,844	34,154	34,154	0
Peachtree Equity Partners, L.P.	63,222	81,532	81,532	0
Electronic Data Systems Corporation	124,278	124,278	124,278	0
Other(5)	229,587	374,080	374,080	0

Total	3,144,390	3,144,390	3,144,390	0

(1)	Includes 1,946,714 shares held of record by CBS Holdings, L.L.C. immediately after consummation of the merger and 511,902 shares held in escrow over which CBS Holdings, L.L.C. has voting control so long as such shares remain in escrow.

(2)	CBS Holdings, L.L.C. is offering 1,946,714 shares held of record immediately after consummation of the merger to its members in a distribution pursuant to this prospectus. Those shares are reported in the “Shares Offered” column as being offered by its members.

(3)	The managers of Willis Stein & Partners Management II, L.L.C. have voting and dispositive authority over the shares held by Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P., as well as over the shares held by CBS Holdings, L.L.C. and the shares held in escrow because Willis Stein & Partners Management II, L.L.C. is the ultimate general partner of the managing member of CBS Holdings, L.L.C. The managers of Willis Stein & Partners Management III, L.L.C. have voting and dispositive authority over the shares held by Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P. Decisions by the managers of Willis Stein & Partners Management II, L.L.C. and Willis Stein & Partners III, L.L.C. are made by the agreement of the managers. Messrs. John Willis and Avy Stein are the two managers and each disclaims beneficial ownership of the shares held by the foregoing entities except to the extent of his pecuniary interest therein. As a result of the over-lapping investment control, there is shared voting and dispositive authority over the shares held by each of CBS Holdings, L.L.C., Willis Stein & Partners II, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P. and each such entity and the managers may be deemed to beneficially own the shares held by each other such entity; each disclaims beneficial ownership of the shares held by the other such entities.

(4)	J.P. Morgan Trust, National Association, serving as escrow agent, is the record holder of the 511,902 shares held in escrow over which CBS Holdings, L.L.C. has voting control. Pursuant to the terms of the escrow agreement, CBS Holdings, L.L.C. may direct J.P. Morgan Trust, National Association to sell all or any portion of the escrowed shares from time to time and to retain the proceeds from any such sale in the escrow for the benefit of the escrow's beneficiaries. Those proceeds ultimately may be payable to us, to the selling shareholders or both in accordance with the terms of the escrow agreement. The 511,902 escrow shares are reported in each column for both CBS Holdings, L.L.C. and J.P. Morgan Trust, National Association, but in the Total row once.

(5)	Includes selling shareholders who, as a group, hold less than 1% of our outstanding common stock.

PLAN OF DISTRIBUTION

Shares of our common stock offered through this prospectus may be sold from time to time by the selling shareholders. The registration statement of which this prospectus is a part covers the distribution from time to time by the selling shareholders of our common stock to their ultimate beneficial owners. In addition, the registration statement of which this prospectus is a part covers the resale from time to time of such shares by the selling shareholders (both named and other immaterial selling shareholders), by such ultimate beneficial owners as distributees of our common stock and by donees, pledgees, transferees or other successors in interest selling shares received from a selling shareholder.

     We have agreed to keep the registration statement of which this prospectus is a part effective for a period of one year and to amend and supplement it from time to time as required to permit the selling shareholders to continue selling the shares of our common stock covered by it. We also will pay substantially all of the costs, expenses and fees to be incurred by the selling shareholders in connection with the registration of the shares offered under this prospectus. The selling shareholders will pay all brokerage commissions, underwriting discounts and commissions and all other expenses incurred in an underwritten offering that would not be incurred if the offering were not an underwritten offering. We will not receive any proceeds from this offering.

     Selling shareholders from time to time may sell the shares being offered under this prospectus on the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise. The shares may be sold by the selling shareholders by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares;

•	in one or more underwritten offerings on a firm commitment or best efforts basis; and

•	a combination of any such methods of sale.

The shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the New York Stock Exchange at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling shareholder’s shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with distributions of our common stock by such broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer such shares. A selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer, and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered under this prospectus.

The selling shareholders and any broker-dealers or agents that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify each selling shareholder and their agents against certain liabilities, including certain liabilities under the Securities Act of 1933. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including certain liabilities arising under the Securities Act of 1933.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933 with respect to sales of shares through this prospectus. We intend to inform the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they conform to the requirements of Rule 144, including a one-year holding period.

If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

DESCRIPTION OF CAPITAL STOCK

We have summarized certain terms and provisions of our common stock in this section. The summary is not complete. We have incorporated by reference our Restated Certificate of Incorporation and our bylaws as exhibits to the registration statement. You should read our Restated Certificate of Incorporation and our bylaws for additional information before you buy any common stock.

General

Stock Outstanding. As of January 31, 2004, Fidelity’s authorized common stock was 250,000,000 shares, of which 165,952,314 shares were issued and outstanding (as adjusted to reflect a 10% stock dividend paid on February 26, 2004).

Payment of Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Our ability to pay dividends may also be restricted by loan agreements, regulatory restrictions, or other transactions that we enter into from time to time.

Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. Without cumulative voting rights, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

Rights Upon Liquidation; No Preemptive or Preferred Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets legally distributable to our stockholders after we have provided for any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights, as holders of common stock, to buy any portion of those issued securities. Holders of common stock have no preferences, conversion or exchange rights.

Listed on NYSE; Transfer Agent. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “FNF.” Continental Stock Transfer and Trust Company serves as the transfer agent and registrar for our common stock.

Anti-Takeover Provisions

Certain provisions of our Restated Certificate of Incorporation may make it less likely that our management would be changed or someone would acquire voting control of our company without our board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

Fair Price Provision; Transactions With Interested Stockholders. Our Restated Certificate of Incorporation prohibits certain business combinations between us and interested stockholders, which include direct and indirect owners of 10% or more of our voting stock unless those transactions are approved by holders of at least two-thirds of our outstanding voting stock not owned by any interested stockholders, voting together as a single class. This two-thirds approval is in addition to any approval required by law. Business combinations requiring the two-thirds approval include the following transactions, among others:

•	any merger or consolidation with an interested stockholder or a corporation affiliated with an interested stockholder;

•	any sale, lease, pledge, exchange, mortgage or other transfer or disposition of our assets valued at 10% or more of the fair market value of our consolidated assets to an interested stockholder or person or entity affiliated with an interested stockholder, other than in the ordinary course of business;

•	the issuance, pledge or transfer by us of any of our securities, or the securities of one or more of our subsidiaries to an interested stockholder in exchange for consideration with a value of 10% or more of the fair market value of our consolidated assets, unless such person is acting as an underwriter for such securities;

•	any sale, lease, pledge, exchange, mortgage or other transfer or disposition of the assets of any interested stockholder or any person or entity affiliated with an interested stockholder with a value of 10% or more of the fair market value of our consolidated assets to us or one or more of our subsidiaries, other than in the ordinary course of business;

•	the adoption of any plan proposed by, or on behalf of, an interested stockholder or a person or entity affiliated with an interested stockholder to liquidate or dissolve our company; and

•	any transaction that increases the voting power or proportionate share of any class of our equity or convertible securities owned directly or indirectly by an interested stockholder or a person or entity affiliated with an interested stockholder.

Stockholders do not need to approve a business combination under our Restated Certificate of Incorporation if two-thirds of the “continuing directors” approve the business combination. Continuing directors are those directors, other than the interested stockholder or any representative or affiliate of the interested stockholder, (1) who were members of the board of directors before the interested stockholder involved in the business combination became an interested stockholder or (2) whose election or nomination was approved by a majority of such directors.

Stockholders also do not need to approve a business combination under our Restated Certificate of Incorporation that meets certain conditions specified in our Restated Certificate of Incorporation. These conditions include, among other things, the following:

•	the price received by each stockholder is at least as high as the highest price paid for our shares by the interested stockholder in becoming an interested stockholder in the two years before the business combination is announced, and also is at least as high as the higher of the fair market value of our shares when the interested stockholder became an interested stockholder or when the business combination was announced;

•	after the interested stockholder became an interested stockholder and prior to completion of the business combination, we have not failed to declare and pay any quarterly dividends, unless approved by two-thirds of the continuing directors;

•	the interested stockholder has not acquired any additional shares of our stock after becoming an interested stockholder;

•	after the interested stockholder became an interested stockholder, such person has not directly or indirectly received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by us; and

•	a proxy or information statement describing the proposed business combination is mailed to all holders of our stock at least 30 days before the date of the stockholders meeting at which the business combination is to be considered.

Holders of at least two-thirds of our outstanding voting stock not owned by any interested stockholders, voting together as one class, must approve a proposal to amend or repeal, or adopt provisions inconsistent with, the provisions of our Restated Certificate of Incorporation described above unless such proposal is approved by two-thirds of the continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

Preferred Stock May be Issued Without Stockholder Approval. Our board of directors can at any time, under our Restated Certificate of Incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

Classified Board of Directors. Members of our board of directors are divided into three classes and serve staggered three-year terms under our Restated Certificate of Incorporation. This means that only approximately one-third of our directors are elected at each annual meeting of stockholders and that it would take two years to replace a majority of the directors unless they are removed. Under our Restated Certificate of Incorporation, directors can be removed for cause from office during their terms only if holders of at least 50% of our outstanding voting stock, voting together as one class, approve the removal. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Restated Certificate of Incorporation unless such proposal is approved by two-thirds of the members of our board of directors who are continuing directors according to our Restated Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

Restriction on Stockholder Actions by Written Consent. Our Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and not by any consent in writing. Our Restated Certificate of Incorporation and bylaws each provide that special meetings of the stockholders may only be called by the board of directors. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provision inconsistent with, these provisions of our Restated Certificate of Incorporation and bylaws, unless such proposal is approved by two-thirds of the members of our board of directors who are continuing directors according to our Restated Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such proposal.

Advance Notice Requirements for Director Nominations and Stockholder Proposals. Stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the nomination to our Corporate Secretary at least 90 days before a scheduled annual meeting of our stockholders or within 10 days after a stockholder receives notice of a special meeting. The notice must set forth such information about the stockholder making the nomination and the nominee as is specifically required in the bylaws.

Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal at least 60 and no more than 90 days before the date set for the annual meeting of our stockholders.

Directors’ Ability to Amend Bylaws. Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under Delaware law and our Restated Certificate of Incorporation. Pursuant to our Restated Certificate of Incorporation, a majority of our board of directors may not amend or repeal bylaw provisions relating to:

•	the calling of special meetings of the stockholders;

•	actions by stockholders without a meeting;

•	agenda matters to be presented at stockholders’ meetings;

•	elections of directors; and

•	indemnification of officers and directors,

all of which may be amended or repealed only by the vote of at least 80% of all shares entitled to vote or by the vote of at least two-thirds of the members of our board of directors who are continuing directors according to our Restated Certificate of Incorporation.

Our stockholders also have the power to change or repeal our bylaws.

Additional Authorized Shares of Capital Stock. Additional shares of authorized common stock and preferred stock available for issuance under our Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control of Fidelity.

LEGAL MATTERS

     The validity of the common stock will be passed upon for Fidelity National Financial, Inc. by Foley & Lardner LLP, Jacksonville, Florida. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements and financial statement schedules of Fidelity National Financial, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003 financial statements refers to a change, effective January 1, 2002, in the method of accounting for goodwill and other intangible assets after they have initially been recognized in the financial statements and a change, effective January 1, 2003, in the method of accounting for stock-based employee compensation.

Fidelity National Financial, Inc.

PROSPECTUS

3,144,390 Shares

Common Stock

March 16, 2004